                           UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C.  20549

                             FORM 144/A*

              NOTICE OF PROPOSED SALE OF SECURITIES
      PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OF 1933
SEC USE ONLY
------------
--------------------------------------
DOCUMENT SEQUENCE NO.
--------------------------------------
CUSIP NUMBER:
--------------------------------------
WORK LOCATION
-------------------------------------
ATTENTION:Transmit for filing 3 copies of this form concurrently with either placing an order with a broker to execute sale or executing a sale directly with a market maker.
===========================================================================
1(a) NAME OF ISSUER (Please type or print)
     National R.V. Holdings, Inc.
---------------------------------------------------------------------------
(b)IRS IDENT. NO.
     33-0371079
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(c)SEC FILE NO.
     0-22268
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(d)ADDRESS OF ISSUER     STREET          CITY     STATE    ZIP CODE
     3411 N. Perris Blvd. Perris, CA 92571
---------------------------------------------------------------------------
(e)TELEPHONE NO.   AREA CODE     NUMBER
     (909) 943-6007
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2(a)NAME OF PERSON FOR WHOSE ACCOUNT THE SECURITIES ARE TO BE SOLD
     R.V. Dolphin Partners, L.P.
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 (b) SOCIAL SECURITY NO. OR IRS IDENT. NO.
     13-3638732
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                              Page 1 of 5 Pages

*Amendment No. 2 - This Form 144/A amends the Form 144 filed on November 9,
 1998, as amended by Amendment No.1 filed on November 17, 1998.

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CUSIP No. 637277104                               Page 2 of 5 Pages
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 (c) RELATIONSHIP TO ISSUER
     None
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 (d) ADDRESS              STREET          CITY     STATE     ZIP CODE
     10 East 50th Street, New York, New York 10022
===========================================================================

INSTRUCTION:The person filing this notice should contact the issuer to obtain the IRS Identification Number and the S.E.C. File
Number.

===========================================================================
3(a)  (b)   SEC USE ONLY
Title of the     Name and Address of Each Broker
 Class of           Through Whom the Securities are   Broker-Dealer
 Securities          to be Offered or Each Market        File Number
 To Be Sold      Maker who is Acquiring the Securities
---------------------------------------------------------------------------
Common Stock
$.01 par value   various
---------------------------------------------------------------------------

---------------------------------------------------------------------------

===========================================================================


===========================================================================
(c)    (d)        (e)                 (f)        (g)Name of
Number of Shares   Aggregate   Number of Shares   Approxi-      Each
 or Other Units     Market      or Other Units      mate   Securities
  To Be Sold        Value         Outstanding   Date of Sale   Exchange
                                              (See instr.3(f)
(See instr.3(c) (See inst.3(d) (See inst.3(e) (MO  DAY  YR) (See instr.3(g)
---------------------------------------------------------------------------
 60,000        $1,560,000         10,206,588       11/09/98       Nasdaq
---------------------------------------------------------------------------
===========================================================================
/TABLE

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CUSIP No. 637277104                               Page 3 of 5 Pages
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                      TABLE I - SECURITIES TO BE SOLD

Furnish the following information with respect to the acquisition of the securities to be sold and with respect to the payment of all or any part of the purchase price or other consideration therefor:


===========================================================================
                                                        Name of Person from
Title of      Date You    Nature of                    Whom Acquired
The Class     Acquired   Acquisition Transaction   (If gift, also give date
                                                       donor acquired)

---------------------------------------------------------------------------
Common Stock    10/23/91       Debt              Issuer (acquired in
$.01 par value                 Restructuring     a Debt Restructuring
                                                 transaction)


---------------------------------------------------------------------------

===========================================================================

===========================================================================
     Amount of                Date of
Securities Acquired            Payment             Nature of Payment
--------------------------------------------------------------------------
 87,025                       10/23/91                  Cash

---------------------------------------------------------------------------


===========================================================================
/TABLE

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CUSIP No. 637277104                          Page 4 of 5 Pages
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            TABLE II - SECURITIES SOLD DURING THE PAST 3 MONTHS

Furnish the following information as to all securities of the issuersold during the past 3 months by the person for whose account the securities are to be sold.

===========================================================================
Name and Address       Title of         Date of    Amount of        Gross
   of Seller        Securities Sold      Sale    Securities Sold   Proceeds
---------------------------------------------------------------------------
The SC Fundamental       Common         10/23/98     68,241   $1,692,822
Value Fund, L.P.                        10/26/98
10 East 50th Street                     10/27/98
New York, NY 10022                      10/28/98
                                        10/29/98
                                        10/30/98
                                        11/02/98
                                        11/03/98
                                        11/04/98
                                        11/05/98
                                        11/06/98
---------------------------------------------------------------------------
SC Fundamental Value    Common          10/23/98      34,120   $846,398
Value BVI, Ltd.                         10/26/98
10 East 50th Street                     10/27/98
New York, NY 10022                      10/28/98
                                        10/29/98
                                        10/30/98
                                        11/02/98
                                        11/03/98
                                        11/04/98
                                        11/05/98
                                        11/06/98
----------------------------------------------------------------------------
Siegler, Collery &      Common          10/23/98      8,530     $212,241
Co. Employees'                          10/26/98
Savings and Profit                      10/27/98
Sharing Plan                            10/28/98
                                        10/29/98
                                        10/30/98
                                        11/02/98
                                        11/03/98
                                        11/04/98
                                        11/05/98
                                        11/06/98
===========================================================================

Remarks: Table II excludes, as required by Rule 144(e)(3)(vii), sales of shares of the Issuer's Common Stock sold pursuant to an effective registration statement under the Securities Act of 1933, as amended.

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CUSIP No. 637277104                          Page 5 of 5 Pages
-------------------                          --------------------

ATTENTION:     The person for whose account the securities to which this
notice relates are to be sold hereby represents by signing this notice that he does not know any material adverse information in regard to the current and prospective operations of the Issuer of the securities to be sold which has not been publicly disclosed.



                                      R.V. Dolphin Partners, L P
                                      By:  SC Dolphin Inc., as general
                                           partner

       11/19/98                        /s/ Neil H. Koffler
-----------------------------      By:------------------------------
    (Date of Notice)                         (Signature)
                                   *Executed by Neil H. Koffler
                                   as Attorney-in-Fact for Peter M.
                                   Collery Vice President


The notice shall be signed by the person for whose account the securities are to be sold. At least one copy of the notice shall be manually signed.

Any copies not manually signed shall bear typed or printed signatures.

Attention: Intentional misstatements or omission of facts constituteFederal Criminal Violations (See 18 U.S.C. 1001).


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